Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER SALES UP 31% TO $4.26 BILLION; SALES GROWTH FUELED BY LOWER PRICES, EXPANDED SELECTION AND FREE SHIPPING

SEATTLE—(BUSINESS WIRE)—October 22, 2008—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2008.

Operating cash flow was $1.27 billion for the trailing twelve months, compared with $1.0 billion for the trailing twelve months ended September 30, 2007. Free cash flow increased 21% to $0.97 billion for the trailing twelve months, compared with $0.80 billion for the trailing twelve months ended September 30, 2007.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 448 million on September 30, 2008, compared with 435 million a year ago.

Net sales increased 31% to $4.26 billion in the third quarter, compared with $3.26 billion in third quarter 2007. Excluding the $80 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 28% compared with third quarter 2007.

Operating income increased 26% to $154 million in the third quarter, compared with $123 million in third quarter 2007. Excluding the $5 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 22% compared with third quarter 2007.

Net income increased 48% to $118 million in the third quarter, or $0.27 per diluted share, compared with net income of $80 million, or $0.19 per diluted share, in third quarter 2007. Net income includes a benefit of $15 million related to net foreign currency remeasurements.

“We remain relentlessly focused on delivering value to customers through lower prices, improved selection and our free shipping offers, including Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “Customers saved more than $700 million with our global free-shipping programs over the past twelve months, and we expect more customers than ever will take advantage of the benefits of Amazon Prime this holiday season.”

Highlights

•

Kindle selection continues to grow, with available book titles more than doubling since launch to over 185,000, including 105 out of 112 of the New York Times bestsellers, all priced at $9.99 or less. Additionally, newspaper, magazine and blog selection have each more than doubled since launch. The Kindle Store has added periodicals such as the Chicago Tribune, Financial Times, Los Angeles Times, MIT Technology Review, and U.S. News & World Report to a list that already included the New York Times, Wall Street Journal, Washington Post, Forbes, Fortune, Newsweek and Time.

•	Kindle titles already account for more than 10% of unit sales for books that are available in both digital and print formats.

•	Worldwide Media sales grew 19% to $2.49 billion, compared with $2.09 billion in third quarter 2007.

•	Worldwide Electronics & Other General Merchandise sales grew 52% to $1.64 billion, compared with $1.08 billion in third quarter 2007, and increased to 38% of worldwide net sales compared with 33%.

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $2.30 billion, up 29% from third quarter 2007.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.96 billion, up 33% from third quarter 2007, and increased to 46% of worldwide net sales compared with 45%. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International sales grew 28%.

•	Amazon.com shipped over 1 million units in third quarter 2008 on behalf of sellers who utilized Fulfillment by Amazon.

•	Amazon.fr launched Amazon Premium, the local version of Amazon Prime, on October 1, 2008. Members pay an annual fee of €49 for unlimited express delivery throughout France.

•	Amazon.co.uk lowered its free shipping threshold from £15 to £5.

•

Amazon Europe launched Automotive and Apparel stores on its amazon.de website and a Health and Personal Care store on its amazon.co.uk website, offering customers tens of thousands of new items from hundreds of top brands.

•	Amazon Payments launched two new products, Checkout by Amazon and Amazon Simple Pay, enabling merchants to allow their customers to use their Amazon account to complete a transaction.

•

Amazon Web Services (AWS) launched the Amazon Elastic Block Store (Amazon EBS), a new persistent storage feature for the Amazon Elastic Compute Cloud (Amazon EC2). With Amazon EBS, storage volumes can be programmatically created, attached to Amazon EC2 instances, and if more durability is desired, can be backed up with a snapshot to the Amazon Simple Storage Service (Amazon S3).

•	Oracle announced that they will be supporting Oracle Database 11g on Amazon EC2, as well as supporting other services such as Amazon S3.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of October 22, 2008. While guidance takes into account recent growth rates, our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce and the various factors detailed below.

Fourth Quarter 2008 Guidance

•	Net sales are expected to be between $6.0 billion and $7.0 billion, or to grow between 6% and 23% compared with fourth quarter 2007.

•

Operating income is expected to be between $145 million and $305 million, or between 46% decline and 13% growth compared with fourth quarter 2007. This guidance includes approximately $85 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

Full Year 2008 Expectations

•	Net sales are expected to be between $18.46 billion and $19.46 billion, or to grow between 24% and 31% compared with 2007.

•

Operating income is expected to be between $716 million and $876 million, or to grow between 9% and 34% compared with 2007. This guidance includes approximately $300 million for stock-based compensation and amortization of intangible assets and includes the impact of the $53 million non-cash gain recognized in the second quarter 2008 on the sale of the Company’s European DVD rental assets. It assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, indebtedness, government regulation and taxation, payments and fraud. In addition, the recent disruptions in the global financial markets amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, and auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS) and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007	2008	2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,548	$1,004	$2,539	$1,022	$1,366	$693

OPERATING ACTIVITIES:
Net income	118	80	420	269	627	367
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	76	61	210	183	273	242
Stock-based compensation	70	51	197	130	251	161
Other operating expense (income), net	7	3	(32)	6	(29)	8
Losses (gains) on sales of marketable securities, net	1	—	(2)	1	(2)	1
Other expense (income), net	(24)	3	(17)	12	(18)	12
Deferred income taxes	(17)	(2)	(47)	(1)	(144)	6
Excess tax benefits from stock-based compensation	(53)	(34)	(160)	(93)	(323)	(157)
Changes in operating assets and liabilities:
Inventories	(243)	(223)	(130)	(72)	(361)	(199)
Accounts receivable, net and other	(9)	(73)	106	(17)	(131)	(134)
Accounts payable	362	304	(524)	(216)	620	372
Accrued expenses and other	101	58	39	29	437	276
Additions to unearned revenue	121	56	286	165	366	240
Amortization of previously unearned revenue	(86)	(47)	(220)	(139)	(291)	(194)

Net cash provided by operating activities	424	237	126	257	1,275	1,001

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(102)	(69)	(231)	(151)	(305)	(201)
Acquisitions, net of cash acquired, and other	(8)	(24)	(408)	(47)	(436)	(48)
Sales and maturities of marketable securities and other investments	582	210	1,033	1,156	1,149	2,025
Purchases of marketable securities and other investments	(478)	(83)	(1,229)	(777)	(1,382)	(2,118)

Net cash provided by (used in) investing activities	(6)	34	(835)	181	(974)	(342)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	2	35	10	79	23	97
Excess tax benefits from stock-based compensation	53	34	160	93	323	157
Common stock repurchased	—	—	—	(248)	—	(248)
Proceeds from long-term debt and other	—	33	52	21	68	31
Repayments of long-term debt and capital lease obligations	(295)	(29)	(355)	(63)	(380)	(63)

Net cash provided by (used in) financing activities	(240)	73	(133)	(118)	34	(26)

Foreign-currency effect on cash and cash equivalents	(76)	18	(47)	24	(51)	40

Net increase (decrease) in cash and cash equivalents	102	362	(889)	344	284	673

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,650	$1,366	$1,650	$1,366	$1,650	$1,366

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$14	$22	$61	$67	$62	$67
Cash paid for income taxes	5	4	28	14	38	15
Fixed assets acquired under capital leases and other financing arrangements	37	22	104	43	136	50
Fixed assets acquired under build-to-suit leases	19	—	35	—	50	—
Conversion of debt	132	1	605	1	605	1

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$4,264	$3,262	$12,463	$9,163
Cost of sales	3,265	2,500	9,541	6,980

Gross profit	999	762	2,922	2,183

Operating expenses (1):
Fulfillment	393	296	1,109	815
Marketing	108	74	313	211
Technology and content	264	209	755	596
General and administrative	73	57	208	171
Other operating expense (income), net (2)	7	3	(32)	6

Total operating expenses	845	639	2,353	1,799

Income from operations	154	123	569	384

Interest income	21	23	67	62
Interest expense	(17)	(19)	(60)	(57)
Other income (expense), net	24	(3)	22	(10)

Total non-operating income (expense)	28	1	29	(5)

Income before income taxes	182	124	598	379

Provision for income taxes	59	44	167	110
Equity-method investment activity, net of tax	5	—	11	—

Net income	$118	$80	$420	$269

Basic earnings per share	$0.28	$0.19	$1.00	$0.65

Diluted earnings per share	$0.27	$0.19	$0.97	$0.64

Weighted average shares used in computation of earnings per share:
Basic	427	414	421	412

Diluted	436	425	431	423

(1) Includes stock-based compensation as follows:
Fulfillment	$15	$11	$42	$27
Marketing	4	2	10	6
Technology and content	38	28	109	72
General and administrative	13	10	36	25
(2)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
North America
Net sales	$2,302	$1,788	$6,597	$5,012
Cost of sales	1,716	1,328	4,883	3,679

Gross profit	586	460	1,714	1,333
Direct segment operating expenses (1)	498	381	1,400	1,087

Segment operating income	$88	$79	$314	$246

International
Net sales	$1,962	$1,474	$5,866	$4,151
Cost of sales	1,549	1,172	4,658	3,301

Gross profit	413	302	1,208	850
Direct segment operating expenses (1)	270	204	788	576

Segment operating income	$143	$98	$420	$274

Consolidated
Net sales	$4,264	$3,262	$12,463	$9,163
Cost of sales	3,265	2,500	9,541	6,980

Gross profit	999	762	2,922	2,183
Direct segment operating expenses	768	585	2,188	1,663

Segment operating income	231	177	734	520
Stock-based compensation	(70)	(51)	(197)	(130)
Other operating income (expense), net (2)	(7)	(3)	32	(6)

Income from operations	154	123	569	384
Total non-operating income (expense), net	28	1	29	(5)
Provision for income taxes	(59)	(44)	(167)	(110)
Equity-method investment activity, net of tax	(5)	—	(11)	—

Net income	$118	$80	$420	$269

Segment Highlights:
Y/Y net sales growth:
North America	29%	42%	32%	37%
International	33	40	41	35
Consolidated	31	41	36	36
Y/Y gross profit growth:
North America	28%	34%	29%	34%
International	37	47	42	39
Consolidated	31	39	34	36
Y/Y segment operating income growth:
North America	12%	263%	27%	128%
International	46	94	53	67
Consolidated	31	145	41	91
Net sales mix:
North America	54%	55%	53%	55%
International	46	45	47	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.
(2)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
North America
Media	$1,245	$1,081	$3,599	$2,995
Electronics and other general merchandise	950	631	2,697	1,801
Other	107	76	301	216

Total North America	2,302	1,788	6,597	5,012

International
Media	1,249	1,010	3,845	2,919
Electronics and other general merchandise	690	448	1,955	1,195
Other	23	16	66	37

Total International	1,962	1,474	5,866	4,151

Consolidated
Media	2,494	2,091	7,444	5,914
Electronics and other general merchandise	1,640	1,079	4,652	2,996
Other	130	92	367	253

Total Consolidated	$4,264	$3,262	$12,463	$9,163

Y/Y Net Sales Growth:
North America:
Media	15%	38%	20%	28%
Electronics and other general merchandise	51	54	50	57
Other	41	22	40	18
Total North America	29	42	32	37

International:
Media	24%	33%	32%	30%
Electronics and other general merchandise	54	54	64	47
Other	49	410	78	216
Total International	33	40	41	35

Consolidated:
Media	19%	36%	26%	29%
Electronics and other general merchandise	52	54	55	53
Other	42	41	45	30
Total Consolidated	31	41	36	36

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	18%	27%	22%	25%
Electronics and other general merchandise	48	45	52	38
Other	52	379	71	194
Total International	28	33	31	29

Consolidated:
Media	17%	32%	21%	27%
Electronics and other general merchandise	49	51	51	49
Other	43	39	44	29
Total Consolidated	28	38	31	33

Consolidated Net Sales Mix:
Media	59%	64%	60%	64%
Electronics and other general merchandise	38	33	37	33
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	September 30, 2008	December 31, 2007	September 30, 2007
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,650	$2,539	$1,366
Marketable securities	674	573	543
Inventories	1,315	1,200	970
Accounts receivable, net and other	597	705	474
Deferred tax assets	194	147	71

Total current assets	4,430	5,164	3,424
Fixed assets, net	731	543	491
Deferred tax assets	278	260	231
Goodwill	405	222	218
Other assets	722	296	254

Total assets	$6,566	$6,485	$4,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,242	$2,795	$1,674
Accrued expenses and other	860	902	645
Current portion of long-term debt	42	17	—

Total current liabilities	3,144	3,714	2,319
Long-term debt	393	1,282	1,273
Other long-term liabilities	502	292	265

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500	—	—	—
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000	—	—	—
Issued shares — 443, 431, and 429	—	—	—
Outstanding shares — 429, 416, and 415	4	4	4
Treasury stock, at cost	(500)	(500)	(500)
Additional paid-in capital	4,051	3,063	2,827
Accumulated other comprehensive income (loss)	(73)	5	11
Accumulated deficit	(955)	(1,375)	(1,581)

Total stockholders’ equity	2,527	1,197	761

Total liabilities and stockholders’ equity	$6,566	$6,485	$4,618

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$1,001	$1,405	$1,039	$1,088	$1,275	27%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$201	$224	$251	$272	$305	52%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$800	$1,181	$788	$816	$970	21%
Free cash flow — TTM Y/Y growth	118%	143%	51%	16%	21%	N/A

Common shares and stock-based awards outstanding	435	435	435	446	448	3%
Common shares outstanding	415	416	417	426	429	3%
Stock-based awards outstanding	20	18	18	20	19	(5%)
Stock-based awards outstanding — % of common shares outstanding	4.9%	4.4%	4.3%	4.6%	4.5%	N/A

Results of Operations

Worldwide (WW) net sales	$3,262	$5,673	$4,135	$4,063	$4,264	31%
WW net sales — Y/Y growth, excluding F/X	38%	37%	31%	35%	28%	N/A
WW net sales — TTM	$13,149	$14,835	$15,955	$17,133	$18,135	38%
WW net sales — TTM Y/Y growth, excluding F/X	32%	35%	35%	35%	33%	N/A

Gross profit	$762	$1,170	$956	$967	$999	31%
Gross profit — Y/Y growth, excluding F/X	36%	33%	28%	32%	29%	N/A
Gross margin — % of WW net sales	23.4%	20.6%	23.1%	23.8%	23.4%	N/A
Gross profit — TTM	$3,032	$3,353	$3,589	$3,855	$4,092	35%
Gross profit — TTM Y/Y growth, excluding F/X	31%	33%	33%	32%	31%	N/A
Gross margin — TTM % of WW net sales	23.1%	22.6%	22.5%	22.5%	22.6%	N/A

Operating income (1)	$123	$271	$198	$217	$154	26%
Operating margin — % of WW net sales	3.8%	4.8%	4.8%	5.3%	3.6%	N/A
Operating income — TTM (1)	$581	$655	$708	$808	$840	45%
Operating income — TTM Y/Y growth, excluding F/X	56%	61%	57%	52%	36%	N/A
Operating margin — TTM % of WW net sales	4.4%	4.4%	4.4%	4.7%	4.6%	N/A

Net income (1)	$80	$207	$143	$158	$118	48%
Net income per diluted share	$0.19	$0.48	$0.34	$0.37	$0.27	44%
Net income — TTM (1)	$367	$476	$508	$588	$627	71%
Net income per diluted share — TTM	$0.87	$1.12	$1.20	$1.38	$1.46	68%

Segments

North America Segment:
Net sales	$1,788	$3,084	$2,126	$2,168	$2,302	29%
Net sales — Y/Y growth, excluding F/X	42%	39%	31%	35%	29%	N/A
Net sales — TTM	$7,219	$8,095	$8,598	$9,166	$9,680	34%
Gross profit	$460	$698	$569	$559	$586	28%
Gross margin — % of North America net sales	25.7%	22.6%	26.7%	25.8%	25.5%	N/A
Gross profit — TTM	$1,864	$2,031	$2,160	$2,286	$2,412	29%
Gross margin — TTM % of North America net sales	25.8%	25.1%	25.1%	24.9%	24.9%	N/A
Operating income	$79	$153	$130	$96	$88	12%
Operating margin — % of North America net sales	4.4%	5.0%	6.1%	4.4%	3.8%	N/A
Operating income — TTM	$369	$400	$445	$458	$468	27%
Operating income — TTM Y/Y growth, excluding F/X	84%	73%	74%	46%	26%	N/A
Operating margin — TTM % of North America net sales	5.1%	4.9%	5.2%	5.0%	4.8%	N/A

International Segment:
Net sales	$1,474	$2,589	$2,009	$1,895	$1,962	33%
Net sales — Y/Y growth, excluding F/X	33%	35%	31%	34%	28%	N/A
Net sales — TTM	$5,930	$6,740	$7,357	$7,967	$8,455	43%
Net sales — TTM % of WW net sales	45%	45%	46%	47%	47%	N/A
Gross profit	$302	$472	$387	$408	$413	37%
Gross margin — % of International net sales	20.5%	18.2%	19.3%	21.5%	21.1%	N/A
Gross profit — TTM	$1,168	$1,322	$1,430	$1,569	$1,680	44%
Gross margin — TTM % of International net sales	19.7%	19.6%	19.4%	19.7%	19.9%	N/A
Operating income	$98	$175	$128	$149	$143	46%
Operating margin — % of International net sales	6.6%	6.8%	6.4%	7.9%	7.3%	N/A
Operating income — TTM	$380	$449	$483	$550	$594	56%
Operating income — TTM Y/Y growth, excluding F/X	37%	53%	44%	47%	41%	N/A
Operating margin — TTM % of International net sales	6.4%	6.7%	6.6%	6.9%	7.0%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days and employee data)

(unaudited)

	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$585	$842	$698	$722	$768	31%
Operating expenses — TTM	$2,283	$2,504	$2,661	$2,847	$3,030	33%
Operating income	$177	$328	$258	$245	$231	31%
Operating margin — % of consolidated sales	5.4%	5.8%	6.2%	6.0%	5.4%	N/A
Operating income — TTM	$749	$849	$928	$1,008	$1,062	42%
Operating income — TTM Y/Y growth, excluding F/X	59%	64%	59%	49%	35%	N/A
Operating margin — TTM % of consolidated net sales	5.7%	5.7%	5.8%	5.9%	5.9%	N/A

Supplemental North America Segment Net Sales:
Media	$1,081	$1,637	$1,205	$1,148	$1,245	15%
Media — Y/Y growth, excluding F/X	37%	30%	21%	24%	15%	N/A
Media — TTM	$4,245	$4,630	$4,845	$5,071	$5,235	23%
Electronics and other general merchandise	$631	$1,336	$826	$920	$950	51%
Electronics and other general merchandise — Y/Y growth, excluding F/X	54%	53%	46%	52%	51%	N/A
Electronics and other general merchandise — TTM	$2,678	$3,139	$3,400	$3,714	$4,033	51%
Electronics and other general merchandise — TTM % of North America net sales	37%	39%	40%	41%	42%	N/A
Other	$76	$111	$95	$100	$107	41%
Other — TTM	$296	$326	$353	$381	$412	39%

Supplemental International Segment Net Sales:
Media	$1,010	$1,692	$1,338	$1,258	$1,249	24%
Media — Y/Y growth, excluding F/X	27%	26%	22%	25%	18%	N/A
Media — TTM	$4,167	$4,612	$4,950	$5,299	$5,537	33%
Electronics and other general merchandise	$448	$877	$655	$611	$690	54%
Electronics and other general merchandise — Y/Y growth, excluding F/X	45%	55%	56%	52%	48%	N/A
Electronics and other general merchandise — TTM	$1,717	$2,071	$2,344	$2,590	$2,832	65%
Electronics and other general merchandise — TTM % of International net sales	29%	31%	32%	33%	33%	N/A
Other	$16	$20	$16	$26	$23	49%
Other — TTM	$46	$57	$63	$78	$86	90%

Supplemental Worldwide Net Sales:
Media	$2,091	$3,329	$2,543	$2,406	$2,494	19%
Media — Y/Y growth, excluding F/X	32%	28%	21%	25%	17%	N/A
Media — TTM	$8,412	$9,242	$9,795	$10,370	$10,772	28%
Electronics and other general merchandise	$1,079	$2,213	$1,481	$1,531	$1,640	52%
Electronics and other general merchandise — Y/Y growth, excluding F/X	51%	54%	50%	52%	49%	N/A
Electronics and other general merchandise — TTM	$4,395	$5,210	$5,744	$6,304	$6,865	56%
Electronics and other general merchandise — TTM % of WW net sales	33%	35%	36%	37%	38%	N/A
Other	$92	$131	$111	$126	$130	42%
Other — TTM	$342	$383	$416	$459	$498	46%

Balance Sheet

Cash and marketable securities (2)	$2,087	$3,309	$2,395	$2,625	$2,572	23%

Inventory, net — ending	$970	$1,200	$1,077	$1,107	$1,315	36%
Inventory — average inventory % of TTM net sales	6.2%	6.1%	5.9%	5.9%	6.3%	N/A
Inventory turnover, average — TTM	12.4	12.7	13.1	13.0	12.4	0%

Fixed assets, net	$491	$543	$594	$651	$731	49%

Accounts payable days — ending	62	57	53	58	63	3%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	15,800	17,000	17,800	18,400	20,500	30%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.
(2)	Includes restricted cash, classified within “Other Assets” on our consolidated balance sheet, of: $179 million Q3 2007, $197 million Q4 2007, $245 million Q1 2008, $245 million Q2 2008 and $248 million Q3 2008.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

    Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•

Revenue is generally recorded gross for sales of our own inventory and net for sales by other sellers. Amounts paid in advance for subscription services, including amounts received for Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term. For our products with multiple elements, where a standalone value for each element cannot be established, we recognize the revenue and related cost over the estimated economic life of the product.

•	Shipping revenue, which includes amounts earned from our Amazon Prime membership and Fulfillment by Amazon programs, was $191 million, up 12% from $171 million.

Cost of Sales

•

Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale of products to our customers.

•

Outbound shipping costs totaled $323 million, up 24% from $260 million. Net shipping cost was $132 million, or 3.1% of net sales, up 48% from $89 million, or 2.7% of net sales. One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivery of products.

Operating Expenses

•

Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $80 million, up from $65 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

Stock-based compensation was $70 million, compared with $51 million. The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees. We utilize the accelerated, rather than a straight-line, method for recognizing stock-based compensation. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term.

Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$393	$(15)	$378	$296	$(11)	$285
Marketing	108	(4)	104	74	(2)	72
Technology and content	264	(38)	226	209	(28)	181
General and administrative	73	(13)	60	57	(10)	47
Other operating expense (income) net	7	—	7	3	—	3

Total operating expenses	$845	$(70)	$775	$639	$(51)	$588

Year-over-year Percentage Growth:
Fulfillment	33%		33%	37%		37%
Marketing	46		45	16		15
Technology and content	26		25	22		16
General and administrative	29		28	4		(4)

Percent of Net Sales:
Fulfillment	9.2%		8.9%	9.1%		8.7%
Marketing	2.5		2.5	2.3		2.2
Technology and content	6.2		5.3	6.4		5.6
General and administrative	1.7		1.4	1.7		1.4

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, sales by our sellers have higher fulfillment costs as a percent of net sales.

•

We expanded our fulfillment capacity during the first nine months of 2008 and throughout 2007 through gains in efficiencies and increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for whom we provide the fulfillment services.

Marketing

•

We direct customers to our websites primarily through a number of targeted online marketing channels, such as our Associates program, sponsored search, portal advertising, e-mail campaigns, and other initiatives. Our marketing expenses are largely variable, based on growth in sales and changes in rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense or its effect.

•	Marketing costs increased in absolute dollars in Q3 2008 due to increased spending in variable online marketing channels, such as our Associates program and sponsored search programs.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the compute, storage and telecommunications infrastructure.

•

We seek to efficiently invest in several areas of technology and content including seller platforms, web services, digital initiatives and the expansion of new and existing product categories, as well as in technology infrastructure to enhance the customer experience, improve our process efficiencies and support our infrastructure web services.

•

Certain costs relating to development of internal-use software and website development, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and amortized over two years.

•

During Q3 2008 and Q3 2007, we capitalized $41 million (including $7 million of stock-based compensation) and $35 million (including $6 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $37 million and $30 million for Q3 2008 and Q3 2007.

Stockholders’ Equity and Stock-Based Awards

•

As of September 30, 2008, outstanding common shares plus shares underlying outstanding stock-based awards were 448 million, up from 435 million as of September 30, 2007. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•

In Q3 2008 we called for redemption principal amounts of $399 million of our outstanding 4.75% Convertible Subordinated Notes. Holders elected to convert a total of $132 million in principal amount of the 4.75% Convertible Subordinated Notes, and we issued 1.7 million shares of our common stock as a result; we redeemed the remaining $266 million of the called principal amount for cash.

•

As of September 30, 2008, stock-based awards outstanding were 19.2 million, or 4.5% of shares outstanding, down from 20.2 million, or 4.9% of outstanding shares. Outstanding stock awards consist of 17.9 million restricted stock units and 1.3 million stock options with a $25.06 weighted-average exercise price.

•	We granted restricted stock units representing 0.9 million and 0.4 million shares of common stock during Q3 2008 and Q3 2007.

Other Operating Expense (Income), Net

•	Other operating expense (income), net, was $7 million and $3 million during Q3 2008 and Q3 2007.

Other Income (Expense), Net

•	Other income (expense), net, was $24 million and ($3) million during Q3 2008 and Q3 2007. The amount consists primarily of gains and losses related to foreign currency remeasurement.

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our tax provision for interim periods is determined using an estimate of our annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes we make a cumulative adjustment. The 2008 annual effective tax rate is estimated to be lower than the 35% U.S. federal statutory rate primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S.

•

A majority of our tax provision is non-cash. We have current tax benefits and net operating losses relating to excess stock-based compensation that are being utilized to reduce our taxable income. As such, cash paid for income taxes in Q3 2008 was $5 million compared with $4 million in Q3 2007.

•

We estimate our 2008 effective tax rate will be approximately 28% and cash taxes paid will be less than $75 million. However, there is a potential for significant volatility of our 2008 effective tax rate due to several factors including variability in accurately predicting the taxable income, the taxable jurisdiction to which it relates, and business acquisitions and investments. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

•

We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2004 through 2007. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Kentucky for 2003 through 2007, France for 2005 through 2007, Germany for 2003 through 2007, Luxembourg for 2003 through 2007, and the United Kingdom for 2003 through 2007. In addition, in 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $101 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006 and 2007.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended September 30,
	2008			2007
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions)
Net sales	$4,184	$80	$4,264	$3,187	$75	$3,262
Gross profit	984	15	999	747	15	762
Operating expenses	835	10	845	628	11	639
Income from operations	149	5	154	118	5	123
Net interest income (expense) and other (3)	3	25	28	(4)	(1)	(5)
Net income	98	20	118	78	2	80
Diluted earnings per share	$0.22	$0.05	$0.27	$0.18	$0.01	$0.19

(1)	Represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments, remeasurement of 6.875% PEACS, and intercompany balances.

Net Income

•

Net income includes the impact of foreign currency remeasurements included in “Other income (expense), net” which fluctuate with changes in exchange rates. For Q3 2008, these remeasurements resulted in an after tax benefit of $15 million.

Cash Flows and Balance Sheet

•

SFAS 123(R) requires the reporting of tax benefits relating to excess stock-based compensation as financing cash flows. Excess tax benefits from stock-based compensation were $53 million in Q3 2008 and $323 million for the trailing twelve months, compared with $34 million in Q3 2007 and $157 million for the trailing twelve months ended September 30, 2007.

•

Our cash, cash equivalents and marketable securities of $2.32 billion, at fair value, primarily consist of cash, government and government agency securities, AAA-rated money market funds and other investment grade securities. Included are amounts held in foreign currencies of $1.2 billion, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $248 million of marketable securities restricted for longer than one year, $247 million of certain equity investments, $143 million of intangibles, net, and $44 million of intellectual property rights. Marketable securities restricted for longer than one year relate primarily to collateralization of bank guarantees and debt for our international operations.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $216 million, professional fees, marketing activities, workforce costs — including accrued payroll, vacation and other benefits — and current unearned revenue of

$158 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period.

•	Long-term debt primarily includes the following:

	September 30, 2008	December 31, 2007
	(in millions)
6.875% PEACS due February 2010 (1)	$338	$350
4.75% Convertible Subordinated Notes	—	899
Other long-term debt	97	50

	435	1,299
Less current portion of long-term debt	(42)	(17)

	$393	$1,282

Fair value of long-term debt (2)	$431	$1,466

(1)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($119.62 per share, based on the exchange rate as of September 30, 2008). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. The U.S. Dollar equivalent principal, interest, and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.
(2)	The fair value of our 6.875% PEACS was $334 million and $358 million at September 30, 2008 and December 31, 2007. The fair value of our 4.75% Convertible Subordinated Notes was $1.1 billion at December 31, 2007. Such amounts are determined based on quoted prices in active markets for similar instruments (Level 2 as defined under SFAS No. 157).

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, deferred tax liabilities, non-current unearned revenue and other long-term obligations.

•

In December 2007, we entered into a series of leases and other agreements for the lease of corporate office space to be developed in Seattle, Washington with initial terms of up to 16 years commencing on completion of development in 2010 and 2011. Under these agreements we committed to occupy approximately 1,360,000 square feet of corporate office space. In Q3 2008, we elected to occupy an additional approximately 330,000 square feet subject to a termination fee estimated to be up to approximately $10 million. We also have options to lease up to an additional approximately 500,000 square feet at rates based on fair market values at the time the options are exercised, subject to certain conditions. The amount of space available and our financial and other obligations under the lease agreements are affected by various factors, including government approvals and permits, interest rates, development costs and other expenses and our exercise of certain rights under the lease agreements.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates. A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•

The North America segment consists of amounts earned from retail sales of products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.audible.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as our North America-focused Amazon Enterprise Solutions program, Amazon Web Services, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and our Joyo Amazon websites at www.joyo.cn and www.amazon.cn; from our Amazon Prime membership program; and from non-retail activities such as internationally-focused Amazon Enterprise Solutions program, marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from retail sales from all sellers in categories such as books, movies, music, digital downloads, software and video games (including game consoles). Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items in categories not included in Media, such as electronics and computers, devices, home and garden, toys, kids and baby, grocery, apparel, shoes and jewelry, health and beauty, sports and outdoors, tools, and auto and industrial. Other consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services, and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding excess tax benefits from stock-based compensation. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in trade accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of ending accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing-twelve-month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities (excluding current portion of our long-term debt) over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, Amazon Web Services customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Seller accounts exclude Amazon Enterprise Solutions sellers.

Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon.com domains worldwide — such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn, as well as Amazon.com-owned items sold through non-Amazon.com domains, such as books, music and movie items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions or Amazon.com gift certificates.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Rob Eldridge, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir